Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation	Name Under Which Such Subsidiary Does Business
Frontier Fund Trading Company I LLC	Delaware	Same

Frontier Fund Trading Company II LLC	Delaware	Same

Frontier Fund Trading Company III LLC	Delaware	Same

Frontier Fund Trading Company IV LLC	Delaware	Same

Frontier Fund Trading Company V LLC	Delaware	Same

Frontier Fund Trading Company VI LLC	Delaware	Same

Frontier Fund Trading Company VII LLC	Delaware	Same

Frontier Fund Trading Company VIII LLC	Delaware	Same

Frontier Fund Trading Company IX LLC	Delaware	Same